Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces Senior Notes Offering

NEW YORK, NEW YORK – February 12, 2014 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced that it intends to commence an offering through a private placement, subject to market and other conditions, of $550 million in aggregate principal amount of senior notes due 2022. The notes will be senior unsecured obligations of Griffon and will be guaranteed by certain of its domestic subsidiaries.

Griffon intends to use the proceeds from the offering and cash on hand to (i) repurchase any and all of our outstanding $550 million 7 ⅛% senior notes due 2018 (the “2018 Notes”) in a tender offer, (ii) pay any related fees and expenses, including any applicable tender premiums, redemption premiums and accrued interest on the 2018 Notes, and (iii) redeem the 2018 Notes, if any, that remain outstanding after the completion of the tender offer.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes or any other securities, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intends,” “will,” “expects,” “estimates,” “anticipates,” “forecasts,” “plans,” “believes” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether Griffon will consummate the offering of the notes, the anticipated terms of the notes, and the anticipated use of proceeds. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019